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                                                                          ICCMIC

FOR IMMEDIATE RELEASE                                               EXHIBIT 99.1


             IMPERIAL CREDIT COMMERCIAL MORTGAGE INVESTMENT CORP.
                    REPORTS SECOND QUARTER 1998 INVESTMENTS


LOS ANGELES, CALIFORNIA, July 8, 1998. Imperial Credit Commercial Mortgage Investment Corp. (Nasdaq: ICMI) today reported that it invested $215 million directly or through its wholly-owned subsidiaries in a number of acquisition transactions during the second quarter of 1998, bringing the Company's total assets under management to approximately $700 million. The second quarter investments included $130 million of mortgage loans and $85 million of real property.

The Company's mortgage loan investments during the second quarter consisted of $93 million of performing multifamily and commercial mortgage loans acquired from Southern Pacific Bank, a wholly-owned subsidiary of Imperial Credit Industries, Inc. (Nasdaq: ICII), and $55 million in performing mortgage loans from Franchise Mortgage Acceptance Corp. (Nasdaq: FMAX), an affiliate of the Company's manager. In June, FMAX exercised a call provision and purchased $21 million of these loans. The Company also funded $1 million under a previously announced $20 million first mortgage loan facility provided to On Stage Entertainment, Inc.

The Company added to its real property investments by acquiring The Terraces, a 178,000 square foot shopping center in Palos Verdes, California. Previously announced second quarter real property investments included the 149,000 square foot Atrium Tower in Las Vegas, Nevada, the 343,000 square foot Mission Marketplace in Oceanside, California and fourteen properties in Arizona, Texas and New Mexico subject to a "triple-net" lease with the Ugly Duckling Corporation.

The Company borrowed $167 million under its existing lines of credit in conjunction with its acquisitions during the second quarter of 1998, and the real property assets were acquired subject to $35 million of existing first mortgage loans.

"We are pleased with our ramp-up to date and our diversification into income-producing real estate assets" said Mark S. Karlan, President and CEO of the Company. "We are taking advantage of our credit facilities, our significant pipeline of investment opportunities and our capability to source, acquire and manage appropriate assets."

Imperial Credit Commercial Mortgage Investment Corp. is a publicly traded real estate investment trust that invests primarily in performing multifamily and commercial mortgage loans, real property and interests in multifamily and commercial mortgage-
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backed securities. The Company is managed by Imperial Credit Commercial Asset
Management Corp., a wholly-owned subsidiary of Imperial Credit Industries, Inc.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by the use of forward-looking terminology such as "may," "will," "intend," "should," "expect," "anticipate," "estimate" or "continue" or the negatives thereof or other comparable terminology. The Company's actual results could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in the Company's Registration Statement on Form S-11, as amended, and other documents filed by the Company with the Securities and Exchange Commission.

For further information, please contact Michael Meltzer, Chief Financial Officer, at (310) 231-5906 or Karen Montandon, Investor Relations, at
(310) 791-8022.

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